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                                                                     EXHIBIT 5.1



                        [ISIS PHARMACEUTICALS LETTERHEAD]





June 27, 2000


Isis Pharmaceuticals, Inc.
2292 Faraday Avenue
Carlsbad, CA 92008

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Isis Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of an aggregate of 2,190,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), including (i) 1,990,000 shares issuable pursuant to its 2000 Broad Based Equity Incentive Plan (the "Equity Plan") and (ii) 200,000 shares issuable pursuant to its 2000 Employee Stock Purchase Plan (the "ESPP"), as described in the Registration Statement.

In connection with this opinion, I have examined and relied upon the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws and the originals or copies certified to my satisfaction, of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when issued and sold in accordance with the Equity Plan or the ESPP, as applicable, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

I consent to the reference to myself under the caption "Interests of Named Experts and Counsel" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/  GRANTLAND E. BRYCE
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Grantland E. Bryce
Vice President, General Counsel